Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 28, 2008 (May 8, 2008 as to the change in allocation methodology of corporate overhead costs to reportable segments discussed in Note 3), relating to the consolidated financial statements of International Paper Company (which report expresses an unqualified opinion and includes an explanatory paragraph relating to International Paper Company’s adoption of new accounting standards) and our report dated February 28, 2008 related to International Paper Company’s effectiveness of internal control over financial reporting, appearing in the Current Report on Form 8-K dated May 9, 2008 of International Paper Company; our report dated February 28, 2008 related to the consolidated financial statement schedule appearing in the Annual Report on Form 10-K of International Paper Company for the year ended December 31, 2007; and our reports dated June 27, 2008 appearing in the Annual Reports on Form 11-K of the International Paper Company Salaried Savings Plan and the International Paper Company Hourly Savings Plan for the year ended December 31, 2007.

/s/ Deloitte & Touche LLP
DELOITTE & TOUCHE LLP

Memphis, Tennessee
October 17, 2008